Exhibit 4.21.1

ADDRESS REPLY TO P.O. BOX 1734 ATLANTA, GA 30301 404 676-2121

Embotelladora Andina S.A.

Miraflores 9153, Renca

Santiago Chile

Dear Sirs,

In relation to the Bottler Agreement effective September 1, 2008, between THE COCA-COLA COMPANY (hereinafter the “Company”) and EMBOTELLADORA ANDINA S.A. (hereinafter the “Bottler”), by which the Bottler is authorized to prepare and package the Beverage COCA-COLA and in relation to any other supplementary authorization for other Company Beverages for sale and distribution under the Trademarks for the territory described in the Bottler Agreement (hereinafter collectively referred to as the “Bottler Agreement”). The terms used herein have the same meaning attributed to them as in the Bottler Agreement, unless otherwise specifically noted.

The Bottler Agreement is hereby extended from June 30, 2014 until:

September 30, 2014

With the exception of said extension, all terms and conditions of the Bottler Agreement will remain in full force and effect and upon expiration of said extension, it inevitably will expire on September 30, 2014, without any notice and the Bottler shall not be entitled to claim a tacit renewal of the agreement.

Sincerely,

ACCEPTED BY:
THE COCA-COLA COMPANY	EMBOTELLADORA ANDINA S.A.

By	By
Authorized Representative	Authorized Representative